UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2009

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland		21401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Termination of a Material Definitive Agreement.

On July 31, 2009, PharmAthene, Inc. (the “Company”) paid to Silicon Valley Bank and Oxford Finance Corporation (collectively, the “Lenders”) all amounts due and owing under the Loan Agreement, as amended (the “Loan Agreement”), by and among the Company and the Lenders.  Upon such payment, the indebtedness and obligations of the Company under the Loan Agreement and related loan and collateral security documents were paid and discharged in full, all security interests previously held by the Lenders with respect to such indebtedness and obligations were terminated and all other obligations of the Company were deemed terminated (except those expressly identified in the Loan Agreements as surviving, including indemnity obligations).  The Lenders’ commitments to make credit extensions to the Company were also terminated.

Under the terms of the Loan Agreement, the Company had borrowed $10 million and had made monthly payments of interest only through September 30, 2007 and, thereafter, monthly payments of principal and interest.  The loan was secured by a security interest on all of the Company’s assets other than certain intellectual property.  The original agreement was twice amended to require the Company to maintain at a segregated account unrestricted and unencumbered cash or cash equivalents in the amount of between one-half and one and one-quarter times the outstanding obligations of the Company to the Lenders.

In connection with entering into the Loan Agreement, the Company had issued to the Lenders certain stock purchase warrants, which expire on March 30, 2017, to purchase an aggregate of 100,778 shares of the Company’s common stock at $3.97 per share.  The warrants remain outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: August 6, 2009	By:	/s/ Christopher C. Camut
Christopher C. Camut Vice President and Chief Financial Officer